UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2011

FIRST SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33156 (Commission File Number)	20-4623678 (I.R.S. Employer Identification No.)
350 West Washington Street
Suite 600
Tempe, Arizona 85281
(Address of Principal Executive Offices) (Zip Code)
Registrant's telephone number, including area code: (602) 414-9300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers
Item 9.01 Financial Statements and Exhibits
Signature
EX-99.1: Press Release of First Solar, Inc. dated March 15, 2011

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 15, 2011, First Solar, Inc. (“First Solar”) announced the appointment of Mark R. Widmar as Chief Financial Officer, effective April 4, 2011.  Mr. Widmar will succeed James Zhu, First Solar's Chief Accounting Officer who has served as interim Chief Financial Officer since January 1, 2011. Mr. Zhu will remain First Solar's Chief Accounting Officer.

Mr. Widmar, age 45, most recently served as Chief Financial Officer of GrafTech International Ltd., a leading global manufacturer of advanced carbon and graphite materials, from May 2006 through March 2011, as well as President, Engineered Solutions from January 2011 through March 2011. Prior to joining GrafTech, Mr. Widmar served as Corporate Controller of NCR Inc. from 2005 to 2006, and was a Business Unit Chief Financial Officer for NCR from November 2002 to his appointment as Controller. He also served as a Division Controller at Dell, Inc. from August 2000 to November 2002 prior to joining NCR. Mr. Widmar also held various financial and managerial positions with Lucent Technologies Inc., Allied Signal, Inc., and Bristol Myers/Squibb, Inc. Mr. Widmar holds a B.S. in Business Accounting and a Masters of Business Administration from Indiana University. Mr. Widmar is a Certified Public Accountant.

Mr. Widmar will be entitled to an annual base salary of $435,000 (subject to annual increases at First Solar's discretion) and the opportunity to participate in First Solar's annual bonus program with a target bonus percentage of 80% of his annual base salary.

Upon his hire, Mr. Widmar will be granted restricted stock units having an aggregate fair market value on the date of grant equal to $2,340,000 (a portion of which is intended to compensate Mr. Widmar for amounts forfeited with his current employer), which will vest commencing on the first anniversary of the grant date at an annual rate of 25% per year. Mr. Widmar will also be paid (i) a sign-on bonus of $262,800 in cash (also intended to compensate Mr. Widmar for foregone compensation), and (ii) a loss on home sale benefit under First Solar's relocation program of $296,000 in cash, on an after-tax basis, in connection with Mr. Widmar's relocation to the Tempe, Arizona area.

Mr. Widmar will be eligible to participate in First Solar's standard employee benefit programs and will be entitled to benefits and perquisites consistent with those provided to other senior executives of First Solar.

In the event of a termination of employment by First Solar without cause outside the change in control protection period (as described below), Mr. Widmar will receive cash severance equal to 12 months salary continuation, subject to delivery of a release of claims, as well as medical coverage for 12 months or until such time as Mr. Widmar obtains coverage under any other medical benefits plan.  In addition, in the event Mr. Widmar's employment is terminated without cause or due to his death or disability outside the change in control protection period, then any equity award (or portion thereof) that would have vested or become exercisable by its terms within 12 months following the date of Mr. Widmar's termination of employment (assuming he continued to perform services for such 12-month period) will become vested or exercisable as of the date of his termination of employment.

In the event of a termination of Mr. Widmar's employment by First Solar without cause or by Mr. Widmar for good reason within the two years following a change in control (or prior to a change in control at the request of the third party effecting the change in control), such period the “change in control protection period,” Mr. Widmar will receive (i) a prorated target bonus, (ii) cash severance equal to two times the sum of (a) his annual salary and (b) the greater of his target bonus or his average bonus during the preceding three years, (iii) continued health and welfare benefits for 18 months, (iv) up to $20,000 in expenses for outplacement services, all subject to delivery of a release of claims, and (v) full vesting of all of his equity awards.

Mr. Widmar will be subject to certain restrictions on competition and solicitation during his employment with First Solar and for one year thereafter, as well as separate confidentiality and intellectual property obligations, each pursuant to agreements the terms of which are consistent in all material respects to those that First Solar has previously entered into with its executive officers.

Mr. Widmar is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On March 15, 2011, First Solar issued a press release regarding Mr. Widmar's appointment, which is included as Exhibit 99.1 to this Form 8-K.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of First Solar, Inc. dated March 15, 2011.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST SOLAR, INC.
(Registratnt)

Date: March 21, 2011	By:	/s/	Mary Beth Gustafsson
	Name:		Mary Beth Gustafsson
	Title:		Executive Vice President, General Counsel and Secretary